Exhibit 10.3

Management Incentive Plan
FY2023 Summary
Introduction
The Management Incentive Plan (MIP) is a variable annual cash incentive program under the Catalent, Inc. 2018 Omnibus Incentive Plan (the Plan) that rewards performance against annual individual and business-based goals. Individual performance goals designed to support the broader business goals are established each year between eligible participants and their respective managers. The Compensation and Leadership Committee (the Committee) of the Board of Directors (the Board) of Catalent, Inc. (Catalent or the Company) selects the business-based goals for the MIP from among the corporate financial and strategic growth objectives approved each year by the Board.
Eligibility for the MIP is based on several criteria, including position in the organization and past performance. MIP participants are expected to play an important role in achieving the Company’s strategic goals and contributing to the growth of the Company and its people. Key features of the MIP, including funding and the determination and payment of individual awards, are described in this summary.
Market-Based Program
Catalent believes that providing competitive market-based compensation is critical to attracting, engaging, and retaining key talent and the critical skill sets and expertise necessary to make Catalent successful. With this in mind, Catalent’s incentive programs, including the MIP, are reviewed on an annual basis taking into account market compensation trends, annual financial goals, and changes in business strategies. Where appropriate, a review is performed and changes are generally agreed prior to the start of the fiscal year, although the Company reserves the right to make changes at any time, including but not limited to terminating the program.
Business and Individual Performances Are Used to Determine the MIP Award
At the beginning of each fiscal year, a target MIP payout is set for each participant, typically expressed as a percentage of base salary. The amount that actually may be payable following the end of the fiscal year is dependent on two performance factors applicable to each eligible participant; (a) the business performance factor (BF), and (b) the individual performance factor (IPF), each as described further below. For fiscal 2023, the BF is weighted 70% and the IPF is weighted 30%, which results in an overall combined performance factor that is expressed as a percentage to be multiplied applied against the MIP target. Payouts for each performance factor, as well as the total combined MIP payout, can range from 0% to 200% of the MIP target

MIP FY2023 Summary

Business Performance Factors Combine for a Business Achievement Factor (BF)
The business performance factors measure achievement against a set of fixed goals determined each year by the Board and the Committee. For fiscal 2023, the Committee has elected to keep the same metrics as FY22 and measure performance by targeting Budget-Based EBITDA (earnings before interest, taxes, depreciation, and amortization) and Budget-Based Revenue.1 Final performance against targets for both metrics will be examined together at year-end to determine the BF, using a payout matrix to convert revenue and EBITDA achievement relative to the budget-based goals set at the beginning of the year. This year’s matrix is set forth below. Linear interpolation will apply for results that fall between two consecutive revenue or EBITDA achievement levels specified in the matrix.
Alignment of Business Performance with Participant’s Role
Catalent believes that the MIP acts best as an incentive when there is meaningful alignment between the business performance factors used to measure a participant’s achievement and the participant’s ability to enhance the performance of the overall organization given the participant’s position within the organization. Based on each participant’s role, the business performance factors will be weighted among one, two, or three organizational levels (e.g., overall Catalent Consolidated, the principal Segment to which the participant’s efforts are directed (if any), and the principal site and/or region to which the participant’s efforts are directed (if any)). In some cases, the business performance factors may also be weighted differently for participants who support multiple Segments and/or sites. For participants with multiple business performance factors, the business factor calculation is performed separately for each segment, then combined as a weighted average,
1 Because the MIP measures achievement against budget, adjustments to Budget-Based EBITDA and Budget-Based Revenue that are used in determining the budget will also apply when measuring performance, and results in foreign currencies will be converted to U.S. dollars at the currency exchange rates used to determine the budget.

MIP FY2023 Summary

in order to determine an overall combined BF. The following chart illustrates how BF weightings may be established using one, two and three components.

	Business Performance Factors Weighting
Position Category (1)	Catalent Consolidated	Segment	Site/ Region (3)
ELT and Corporate	100%	–	–
Segment Functional Leaders (2)	50%	50%	–
Site/Region-Based Leaders	30%	30%	40%
Site-Based Participants	0%	40%	60%
(1)    There may be cases in which different weightings are used for a given participant.
(2)    Includes positions that support segment-wide initiatives (e.g., VPs of operations, quality, or finance for a segment).
(3)    This weighting may take into account site/regional results, which may include the results of multiple segments and sites.
Individual Performance Factor (IPF)
Each year, MIP participants, in collaboration with their managers, establish appropriate individual performance goals based on their roles. These goals should be aligned with the business performance goals established for Catalent overall. At fiscal year-end, managers determine each participant’s IPF based on the participant’s overall performance for the year, including achievement of the participant’s individual performance goals. The IPF can range from 0 to 200%. MIP participants who receive a performance rating of “Needs Improvement” receive a zero IPF and will not be eligible for payout under the MIP regardless of the BF achievement.
Sample MIP calculation for illustrative purposes:
In this example, we assume that all relevant business metrics perform at target. We also assume that the participant has a base salary of $100,000 and a MIP target of 15%, and that the participant ends the fiscal year with an IPF of 100% of target.

MIP FY2023 Summary

MIP-Eligible Compensation	X	MIP Target %	BF and IPF Performance

X 70% X BF
US$100,000	X	15%	US$10,500		Final Award US$15,000
		US$15,000		=
X 30% X IPF
US$4,500

MIP-Eligible compensation is based on salary paid in the fiscal year, prorated based on hire date and/or salary change effective date		MIP target % assigned to the plan participant; may be a blended % due to promotions or other changes in role during the FY	Weighted 70% + 30% of actual BF and IPF, respectively		The MIP bonus amount for the fiscal year

Performance Updates During the Fiscal Year
The MIP design is open and transparent, reflecting Catalent’s confidence that Company leaders can deliver on its challenging but achievable goals.
Throughout the fiscal year, participants should review their progress against their personal goals with their managers. The senior management team will also provide updates on Catalent’s progress against its business goals. These individual and team updates will help participants to track both their own and the Company’s progress toward annual MIP funding and payout.

MIP FY2023 Summary

Effect of Employment Status Changes on Eligibility (Subject to Local Laws)
Your eligibility to receive a MIP award is affected by your employment status at payout. Listed below are payout provisions pertaining to different termination scenarios:

Event	Occurring prior to April 1, 2023	Occurring between April 1, 2023 and MIP payment (scheduled for September 2023)
Voluntary termination (including resignation and job abandonment)	Not eligible for payout
Involuntary termination for cause or for other than reduction-in-force/restructure/divestiture[2]	Not eligible for payout
Involuntary termination due to reduction-in-force/restructure/divestiture	Not eligible for payout	Employees with continuous MIP-eligible service through the date of termination, where at least 90 days of that service occurred in fiscal 2023, will be eligible for payout at the normal payout date based on actual company/segment/site results (pro-rated for the portion of the year in service) and IPF as determined by the employees’ manager (similarly pro-rated)
Death or Disability[3]	Employees with continuous MIP-eligible service through the date of death or Disability, where at least 90 days of that service occurred in fiscal 2023, will be eligible for payout at the normal payout date based on actual company/segment/site results (pro-rated for the portion of the year in service) and IPF as determined by the employees’ manager (similarly pro-rated)
Retirement[4]	Not eligible for payout	Employees with at least 90 days of MIP-eligible service in fiscal 2023 will be eligible for payout at the normal payout date based on actual company/segment/site results (pro-rated for the portion of the year in service) and IPF as determined by the employees’ manager (similarly pro-rated)
Certain leaves of absence (LOA) may affect eligibility. Applicable LOA policies should be consulted on a regional basis.

* Management reserves the right to determine in its sole discretion whether an individual termination of a participant is for cause.
** The definition of Disability shall be as set forth in the Plan.
*** A termination (other than a termination when grounds existed for a termination for cause at the time thereof) initiated by a participant that occurs on or after the date on which the sum of the participant’s age and period of service (calculated in months) equals sixty-five (65) years, so long as the participant is at least fifty-five (55) years old.

MIP FY2023 Summary

Eligibility Guidelines for New Hires and Newly Eligible Employees

If an employee’s start date or entry into a MIP-eligible position during the fiscal year is between July 1st and March 31st of a fiscal year, then the MIP target amount for that employee will be prorated to reflect the portion of that fiscal year during which the employee was eligible. Any employee with a start date or entry into a MIP-eligible position during the final quarter of a fiscal year (April 1st through June 30th ) will not be eligible for participation in the MIP for that fiscal year.
Timetable for Bonus Determination and Payment
•After the close of the fiscal year, BF determinations are made, and overall MIP funding is calculated.
•At the appropriate time during the Catalent annual performance management cycle, year-end performance reviews are completed, and managers determine and assign MIP-eligible participants an applicable IPF value based on assessments of individual performance against goals.
•Individual MIP awards are typically communicated within 90 days of the end of the fiscal year (generally in September).
Clawback/Forfeiture
A participant’s participation in the MIP may be cancelled by the Committee in its sole discretion, or the Committee in its sole discretion may require that a MIP award paid to a participant be forfeited and repaid to the Company, if the participant has engaged in or engages in any Detrimental Activity, as defined in the Plan and summarized below. In addition, if a participant receives any amount in excess of what the participant should have received under the terms of the MIP due to error, omission, or any other reason (including by reason of a financial restatement, mistake in calculation, or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all MIP awards are subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable law.
“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or its affiliates; (ii) any activity that would be grounds to terminate a participant’s employment for Cause; (iii) whether in writing or orally, maligning, denigrating or disparaging the Company, its affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether electronically, in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light; (iv) the breach of any non-competition, non-solicitation or other agreement containing restrictive covenants, with the Company or its affiliates; or (v) fraud or conduct contributing to any financial restatement or irregularity, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, this definition is not intended to, and shall not be interpreted in a manner that limits or restricts a participant (or any other person or entity) from (1) initiating communications directly with, cooperating with, providing relevant information to, or otherwise assisting in an investigation by (A) the U.S. Securities and Exchange Commission (the SEC) or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law relating to fraud or any SEC rule or regulation; or (B) the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (2) responding to any inquiry from any such

MIP FY2023 Summary

governmental, regulatory, or legislative body or official or governmental authority; or (3) participating, otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation.
Important Information Regarding the Summary
•Participation in the MIP in any year is not a guarantee of participation in any future year.
•The application of the MIP to any given individual may vary depending on various circumstances, including the terms of any applicable employment contract, applicable regional laws governing employment, benefits, or payments under benefit plans applicable to only a subset of employees, and the terms of any applicable collective bargaining or employment agreement.
•The Company reserves the right to modify or cancel the MIP at any time, with or without notice to employees, to the fullest extent permitted by applicable law.
•Separation from Catalent employment may affect a participant’s ability to participate in the MIP or the amount of the participant’s benefits in ways that are not fully described in this summary plan description. For example, employees generally must be employed at the time of payout to receive any MIP bonus payment, and voluntary separation before payment will result in disqualification from eligibility.
•Employees with questions concerning eligibility for the MIP or the terms and conditions of the plan may contact their Catalent Human Resources representatives.